Exhibit 10.2

December 5, 2018

Dear Ms. Zhilin Li,

On behalf of the Board of Directions and the Company, I am pleased to welcome you to join the Board of the China Pharma Holdings, Inc as a director. The compensation is $16,000 per year. I look forward to working with you. Your appointment date is December 5, 2018 with a term of three years.

If you agree to the terms and conditions stated above, please sign and date this letter below.

I look forward to working with you and sincerely hope that your service will be enjoyable and rewarding.

Sincerely

Chairman of the Board

China Pharma Holdings, Inc.

By:	/s/ Zhilin Li

Date:	Dec. 12, 2018

Response:

This letter correctly sets forth the understanding of Ms. Zhilin Li.

By:	/s/ Zhilin Li

Date:	Dec. 12, 2018

No. 17 Jinpan Rd, Haikou, Hainan, China 570216	Fax: 86-898 66811730
Phone: 86-898 66812660	www.chinapharmaholdings.com